Exhibit 99.1

VERDISYS SETTLES CLASS ACTION LAWSUIT

Houston, TX – March 21, 2005 – Verdisys, Inc. (OTCBB: VDYS) has entered into an agreement to settle the class action lawsuit filed in March 2004. Under the terms of the settlement Verdisys would issue to the class 1,150,000 shares of common stock and pay for certain out of pocket costs. The settlement is subject to court approval.

“This settles one of the remaining lawsuits inherited by current management and eliminates the potential of a lengthy and costly litigation defending our position. From this point forward, we can focus on constructing our new generation abrasive fluid jetting rig and building our energy services business,” said John O’Keefe CFO and Co-CEO.

Verdisys was a defendant in a consolidated lawsuit filed in the Southern District of Texas which sought class action status on behalf of all persons or entities that purchased common stock of the Company during the class period. The named defendants included the Company, the Company’s former chief financial and chief executive officers. The complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making false and misleading statements concerning the Company’s reported financial results during the Third Quarter 2003, primarily relating to revenue recognition.

About Verdisys, Inc.

Verdisys, Inc., a publicly traded company based in Houston, provides proprietary oil services and solutions for energy production enhancement including patented lateral drilling technologies and secure satellite communications for customers in the U.S. and Canada. To learn more about Verdisys’ lateral drilling and abrasive fluid jetting technology, please view a helpful presentation at their website: www.verdisys.com

Safe Harbor Statement

Any statements made in this news release other than those of historical fact, about an action, event or development, are forward looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause Verdisys’ actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the ability to raise necessary capital to fund growth, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon subcontractors, the ability of Verdisys’ customers to pay for our services, likelihood that there will be sufficient cash on hand to make future settlement payments, together with such other risk factors as may be included in the Company’s filings on Form SB-2 and its periodic filings on Form 10-KSB, 10-QSB, and other current reports.

CONTACTS: Verdisys, Inc.: John MacDonald at (281) 453-2888 or (713) 725-9244 jmacdonald@verdisys.com